UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 7, 2017

Tyson Foods, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-14704	71-0225165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 West Don Tyson Parkway Springdale, AR 72762-6999
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (479) 290-4000

____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously disclosed, on April 25, 2017, Tyson Foods, Inc., a Delaware corporation (“Tyson”), and DVB Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Tyson (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AdvancePierre Foods Holdings, Inc. (“AdvancePierre”), pursuant to which, among other things, Merger Sub would merge with and into AdvancePierre (the “Merger”), with AdvancePierre surviving the Merger as a wholly owned subsidiary of Tyson. In accordance with the terms of the Merger Agreement, on June 7, 2017, the Merger was completed.

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions described therein, Tyson caused Merger Sub to commence a cash tender offer (the “Offer”) on May 9, 2017 to acquire all of AdvancePierre’s outstanding shares of common stock, par value $0.01 per share (the “Shares”), for $40.25 per share, net to the seller in cash, without interest, subject to any required withholding of taxes (the “Offer Price”) and subject to the conditions set forth in the Offer to Purchase, dated May 9, 2017, and in the related Letter of Transmittal, filed as Exhibit (a)(1)(A) and Exhibit (a)(1)(B), respectively, to the Tender Offer Statement on Schedule TO dated May 9, 2017 (as amended or supplemented from time to time, the “Schedule TO”) filed by Merger Sub and Tyson.

On June 7, 2017, Tyson and AdvancePierre announced the completion of the Offer. The Offer expired at 12:00 midnight, New York City time, at the end of the day on Tuesday, June 6, 2017. According to American Stock Transfer & Trust Company LLC, the depositary for the Offer, 68,648,055 Shares were validly tendered and not validly withdrawn (not including 1,890,809 Shares tendered pursuant to notices of guaranteed delivery), which represented approximately 87.27% of the outstanding Shares. Merger Sub has accepted for payment, and has paid for, all Shares that were validly tendered and not validly withdrawn in accordance with the terms of the Offer.

The number of Shares tendered satisfied the condition to the Offer that there be validly tendered and not validly withdrawn prior to the expiration of the Offer a number of Shares (excluding Shares tendered by notice of guarantee delivery) which, together with the Shares already owned by Tyson and any of its direct or indirect wholly owned subsidiaries (including Merger Sub), represents at least a majority of the Shares then outstanding on a fully-diluted basis as of the expiration of the Offer. All conditions to the Offer having been satisfied or waived, Tyson and Merger Sub accepted for payment, and have paid for or will promptly pay for, all Shares validly tendered into and not validly withdrawn from the Offer.

Following the consummation of the Offer, the remaining conditions to the Merger set forth in the Merger Agreement were satisfied or waived, and on Wednesday, June 7, 2017, Merger Sub completed the acquisition of AdvancePierre by consummating the Merger pursuant to the terms of the Merger Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”). At the effective time of the Merger, any Shares not purchased pursuant to the Offer (other than (i) Shares owned by Tyson, Merger Sub, AdvancePierre (or held in AdvancePierre’s treasury) or any direct or indirect wholly owned subsidiary of Tyson or AdvancePierre or (ii) Shares held by any stockholder that has properly exercised appraisal rights under the DGCL) were automatically converted into the right to receive, in cash and without interest, an amount equal to the Offer Price.

The aggregate consideration required to acquire all outstanding Shares pursuant to the Offer and the Merger is approximately $4.2 billion. Tyson obtained the funds necessary to fund the acquisition through (i) proceeds from the Term Loan Facility dated May 12, 2017 among Tyson, as borrower, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, on the terms and conditions previously disclosed in the Schedule TO, (ii) proceeds from concurrent offerings of four series of senior notes due 2019, 2020, 2027 and 2047 on the terms and conditions previously disclosed in the Prospectus Supplement on Form 424B5 filed by Tyson on May 24, 2017 and (iii) cash on hand.

The foregoing is a general description of the Offer, the Merger, the Merger Agreement and the Schedule TO; it does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to the Current Report on Form 8-K filed by Tyson on April 28, 2017, and which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYSON FOODS, INC.

Date: June 7, 2017	By:	/s/ R. Read Hudson
	Name:	R. Read Hudson
	Title:	Vice President, Associate General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger dated as of April 25, 2017 among Tyson Foods, Inc., AdvancePierre Foods Holdings, Inc. and DVB Merger Sub, Inc. (previously filed as Exhibit 2.1 to Tyson Foods, Inc.’s Form 8-K filed on April 28, 2017 and incorporated by reference herein).

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*Previously filed